PRUDENTIAL FlexGuard® Income Select
SINGLE PREMIUM DEFERRED INDEX-LINKED AND VARIABLE ANNUITY (“B SERIES”)
PRUCO LIFE INSURANCE COMPANY
Supplement dated December 19, 2024
To
Prospectus dated July 1, 2024

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the Annuity you own and is not intended to be a prospectus or offer for any other annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus and Statement of Additional Information. If you have any questions or would like another copy of the current Annuity or Portfolio Prospectuses, please call us at 1-888-PRU-2888.
This Supplement contains information about the Prudential FlexGuard Income Select Index-Linked and Variable Annuity (“B Series”).
1.In the “Managing Your Account Value” section of the Prospectus, the fourth paragraph of the “TRANSFER AND REALLOCATION GUIDELINES” subsection is revised by deleting the following sentences:
“For multi-year Index Strategy Terms, if you would like to reallocate all or a portion of the Performance Lock Value on an Index Anniversary Date, the Performance Lock must be executed at least 1 Valuation Day prior to that Index Anniversary Date. If an automatic Performance Lock occurs on an Index Anniversary Date that is not an Index Strategy End Date, then a reallocation will not be able to occur until the next Index Anniversary Date.”
2.In the “Table of Contents” the Appendix item labeled “APPENDIX D - FINANCIAL INTERMEDIARY CONTRACTUAL VARIATIONS" is revised as follows: "APPENDIX E – FINANCIAL INTERMEDIARY CONTRACTUAL VARIATIONS".
3.Appendix E is amended and restated as follows.
“APPENDIX E – FINANCIAL INTERMEDIARY CONTRACTUAL VARIATIONS"
Certain features of the Annuity as described earlier in this Prospectus are not available contractually from certain financial intermediaries. These contractual variations are listed below.

Intermediary	Features not available
Wells Fargo Clearing Services, LLC Wells Fargo Advisors FiNet, LLC
•Step Rate Plus Index Crediting Strategy
•Dual Directional Index Crediting Strategy: 1-Year, 10% Buffer Option; 6-year, 10% Buffer Option
•Point to Point Index Crediting Strategy: 3-Year, 10% and 20% Buffer Options; 6-Year, 30% Buffer Options
•Enhanced Cap Rate Index Crediting Strategy
•Tiered Participation Rate Index Strategy: 6-year, 5% Buffer Option

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4.Effective February 3, 2025, in the “Index Strategies” section of the Prospectus, the second paragraph of the “Dual Directional Index Strategy” subsection is revised and restated as follows:
“The Cap Rate may vary by Index, Index Strategy Term and Buffer. The Dual Directional Index Strategy is available in 1 and 6-year Terms in the Savings Stage of the Benefit, and 1-year Terms only in the Income Stage of the Benefit.”
5.Effective February 3, 2025, in the “Income Linked Variable Income Benefit” section of the Prospectus, the third sentence of the third paragraph is revised and restated as follows:
“During the Income Stage of the Benefit, only the 1-year Point-to-Point with Cap Index Strategies and 1-year Dual Directional Index Strategies are available so you may have to reallocate to those available Strategies.”
6.Effective February 3, 2025, in the “Managing Your Account Value” section of the Prospectus, the second paragraph of the “TRANSFER AND REALLOCATION GUIDELINES”” subsection is revised and restated as follows:
“During the Income Stage, you may only allocate to the 1-year Point-to-Point with Cap Index Strategies and 1-year Dual Directional Index Strategies and may not allocate to any Variable Subaccount.”

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE
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